Exhibit 99.1

News Release

For Immediate Release                 For Further Information, Contact:
February 23, 2017                    George Lancaster, Hines
713/966-7676
George.lancaster@hines.com

HINES GLOBAL REIT SELLS BRINDLEYPLACE ASSETS IN UK

HOUSTON, TX – Hines, the international real estate firm, has announced the sale of five buildings at Brindleyplace in Birmingham, UK to an entity owned by clients of HSBC Private Bank and advised by HSBC Alternative Investments (HAIL) for a contract sales price of £260 million. Hines Global REIT, Inc. owned 60% of these buildings through a joint venture with a third party, which owned the remaining 40%.

Hines Global REIT made its purchase of Brindleyplace—its first international acquisition--in 2010 for £186 million. The buildings involved in the sale contain more than 560,000 sq. ft. of mixed use space and are leased to high-quality tenants including Deutsche Bank, Royal Bank of Scotland, and Deloitte LLP. The investment assets represent mixed-use space in five buildings that are part of the larger Brindleyplace major mixed-use development, which itself comprises prime office buildings totaling over 1 million square feet.

Sherri Schugart, CEO of Hines Global REIT, said: “Brindleyplace has been a solid investment for Hines Global REIT. We made the purchase knowing there was value-add potential in a pending lease expiration, so we invested strategically and re-leased in short order to a well-known, high-quality tenant. The project has performed well and we believe it was the right time to make this disposition and lock in gains for our investors.”

Hines Global REIT is a public, non-listed real estate investment trust sponsored by Hines that owns interests in 40 real estate investments located in the United States and internationally. For additional information about Hines Global REIT, visit www.hinessecurities.com.

About Hines:
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 192 cities in 20 countries. Hines has $93.2 billion of assets under management, including $47.9 billion for which Hines provides fiduciary investment management services, and $45.3 billion for which Hines provides third-party property-level services. The firm has 105 developments currently underway around the world. Historically, Hines has developed, redeveloped or acquired 1,180 properties, totalling over 379 million square feet. The firm’s current property and asset management portfolio includes 483 properties, representing over 199 million square feet. With extensive experience in investments across the risk spectrum and all property types, and

Exhibit 99.1

a pioneering commitment to sustainability, Hines is one of the largest and most-respected real estate organizations in the world. Visit www.hines.com for more information.

Forward-Looking Statements

Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements including the risks associated with unanticipated expenses and liabilities and other risks described in the “Risk Factors” section of Hines Global REIT’s Annual Report on Form 10-K for the year ended December 31, 2015, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.